UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):             December 1, 2006

MRS. FIELDS FAMOUS BRANDS, LLC
(Exact name of registrant as specified in charter)

DELAWARE	333-115046	80-0096938
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2855 East Cottonwood Parkway, Suite 400
Salt Lake City, Utah 84121-1050
801-736-5600
(Address of Principal Executive Offices and Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 5.02            DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(b)           Effective December 1, 2006, Mrs. Fields Famous Brands, LLC (the “Company”) accepted the resignations of Richard Ferry as a member of its Board of Managers, and as Chairperson of the Compensation Committee and member of the Executive Committee of its Board of Managers; and Walker Lewis as a member of its Board of Managers and the Compensation Committee of the Board of Managers, and extended its gratitude for their years of service to the Company.

Also effective December 1, 2006, the Company accepted the resignation of Dara Dejbakhsh as its Executive Vice President and Chief Operations Officer.  Mr. Dejbakhsh also resigned from the offices and directorships that he held on behalf of certain of the Company’s parent entities and subsidiaries.

(d)           Effective December 1, 2006, the sole member of the Company, acting by resolution in accordance with the Company’s limited liability company agreement, appointed Don Rice and Jon Biotti to serve as members of the Company’s Board of Managers.  Messrs. Rice and Biotti were also appointed by the Board of Managers to serve on its Audit Committee.  Mr. Biotti is a Managing Director of Charlesbank Capital Partners LLC, an affiliate of Charlesbank Equity Fund II LP (“Charlesbank”), which holds approximately 2.58% and 34% respectively of the common and 16.5% preferred stock of the Company’s ultimate parent, Mrs. Fields’ Companies, Inc.  Charlesbank is also a holder of notes issued by Mrs. Fields’ Holding Company, Inc., an indirect parent of the Company.  Messrs. Rice and Biotti will receive the standard compensation paid to members of the Company’s Board of Managers and its committees as disclosed in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MRS. FIELDS FAMOUS BRANDS, LLC

/s/ Michael Ward
Michael Ward
Executive Vice President and Chief Legal
Officer

Date: December 7, 2006